UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 2 , 2007

Date of Report (Date of earliest event reported)

iBASIS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-27127	04-3332534
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

20 Second Avenue, Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

(781) 505-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 2, 2007, iBasis, Inc. (“iBasis”) and Silicon Valley Bank (the “Lender”) entered into a Second Amended and Restated Loan and Security Agreement (the “Loan Agreement”), which amended and restated a certain Amended and Restated Loan and Security Agreement between the parties dated as of December 29, 2003.  iBasis entered into the Loan Agreement to obtain funding for working capital purposes and in support of the previously reported transactions with KPN B.V., which resulted in iBasis’ acquisition of, among other things, all of the issued and outstanding shares of KPN Global Carrier Services B.V. and KPN International Network Services, Inc.

Pursuant to the Loan Agreement, iBasis may borrow up to $35,000,000 from time to time under a secured revolving credit facility for a two-year period.  The interest payable on amounts drawn under this revolving credit facility will be based on either the Lender’s prime rate, plus a margin, or LIBOR, plus a margin.  The revolving credit facility is also guaranteed by iBasis Global, Inc., iBasis Retail, Inc., iBasis Securities Corporation and KPN International Network Services, Inc., all of which are wholly-owned subsidiaries of iBasis.  The revolving credit facility is secured by a first priority lien and security interest in the assets of iBasis and such guarantors.  In addition, iBasis has pledged two-thirds of all its shares of KPN Global Carrier Services B.V., which is a wholly-owned subsidiary of iBasis, as collateral for the revolving credit facility.  Pursuant to the terms of the Loan Agreement, iBasis shall use the proceeds solely as (i) working capital, (ii) to fund its general business requirements, and (iii) to fund the dividend declared by iBasis in connection with the transactions with KPN B.V.

Item 9.01.              Financial Statements and Exhibits.

 (d)          Exhibits.

Exhibit No.	Document

10.1	Second Amended and Restated Loan and Security Agreement dated October 2, 2007 between iBasis, Inc. and Silicon Valley Bank

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2007

iBASIS, INC.

By: /s/ Mark S. Flynn
Mark S. Flynn
Chief Legal Officer &
Corporate Secretary